EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Tessera Technologies Announces PRELIMINARY FOURTH QUARTER 2009 REVENUE

- Provides First Quarter 2010 Revenue Guidance -

San Jose, Calif., Jan. 6, 2010 - Tessera Technologies, Inc. (Nasdaq: TSRA) today announced preliminary total revenues of approximately $56.0 million for the fourth quarter ended Dec. 31, 2009. This compares to the previous fourth quarter 2009 guidance of between $60.0 million and $62.0 million in total revenues.

"Actual royalties for the fourth quarter of 2009 from two of our larger Micro-electronics customers came in lower than our forecast. As a result, we expect our preliminary Micro-electronics revenue will be approximately $48.5 million," said Henry R. Nothhaft, chairman and chief executive officer, Tessera. "This compares to the previous fourth quarter Micro-electronics revenue guidance of between $53.0 million and $54.0 million. We expect our total Imaging & Optics revenue will be approximately $7.5 million, within the previous guidance range of $7.0 million to $8.0 million."

Non-GAAP operating expenses, excluding litigation expenses, for the fourth quarter of 2009 are projected to be slightly below the low end of the previous guidance range of $30.0 million to $31.0 million.

"We expect to end 2009 with approximately $299.0 million in total revenues for the company. This compares to $248.3 million in 2008. Our performance in 2009 strengthened our balance sheet, and we ended the year with more than $400 million in cash, cash equivalents, and investments, and no debt," concluded Nothhaft.

First Quarter 2010 Financial Guidance

First quarter 2010 total revenues are expected to range between $59.0 million and $61.0 million. First quarter 2010 Micro-electronics revenue is expected to range between $51.0 million and $53.0 million, all of which will be royalty and license related. Tessera has two major DRAM customers with volume-based pricing incentives that will impact the company's revenue in the first quarter of 2010. As a reminder, Tessera recognizes revenue one quarter in arrears.

First quarter 2010 Imaging & Optics revenue, in total, is expected to be approximately $8.0 million.

As a reminder, Tessera does not include in its financial guidance the impact of potential revenue from new licenses, settlements, or yet to be completed audits conducted in the ordinary course of the company's audit program.

Fourth Quarter 2009 Financial Results Conference Call

Tessera intends to release its fourth quarter 2009 financial results on Thursday, Jan. 28, 2010. Results are scheduled for release after the close of trading on the NASDAQ stock market. Henry R. Nothhaft and Michael Anthofer, chief financial officer, will lead a conference call the same day at 4:30 pm ET / 1:30 pm PT to discuss these results and other matters related to the business.

Safe Harbor Statement
This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company's financial results for both the fourth quarter of 2009, which are preliminary and subject to change as we complete our review of the quarter and our audit of the period, as well as with respect to the first quarter of 2010, customer demand, industry and technology trends, and the company's IP protection efforts, including litigation. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec.31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended Sept.30, 2009, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc. invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company's earnings release contains non-GAAP financial measures adjusted for either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, and related tax effects. The non-GAAP financial measures also exclude the effects of FAS 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this report provide investors with important perspectives into the company's ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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